UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 14, 2020

SOTERA HEALTH COMPANY

(Exact Name of Registrant as Specified in Charter)

Delaware	001-39729	47-3531161
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9100 South Hills Blvd, Suite 300

Broadview Heights, Ohio 44147

(Address of Principal Executive Offices) (Zip Code)

(440) 262-1410

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Exchange on which registered
Common stock, $0.01 par value per share	SHC	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On December 17, 2020, Sotera Health Company (the “Company”), Sotera Health Holdings, LLC (“SHH”), the Incremental Amendment Revolving Lenders party thereto, Jefferies Finance LLC, as First Lien Administrative Agent (the “Administrative Agent”), each Issuing Bank and the other Loan Parties, entered into the Incremental Facility Amendment (the “Amendment”) to the First Lien Credit Agreement dated as of December 13, 2019 by and among the Company, SHH, the Lenders from time to time party thereto and the Administrative Agent (the “Credit Agreement”).

Among other changes, the Amendment provides (i) for an Incremental Revolving Commitment Increase (as defined in the Credit Agreement) in an aggregate principal amount of $157,500,000 by the Incremental Amendment Revolving Lenders and (ii) that the Incremental Amendment Revolving Lenders shall also provide additional Letter of Credit Sublimits (as defined in the Credit Agreement) as part of the increased Revolving Commitments (as defined in the Credit Agreement). The Incremental Amendment Revolving Lenders are Citibank, N.A., Citizens Bank, N.A., Credit Suisse AG, Cayman Islands Branch, Goldman Sachs Bank USA, Jefferies Finance LLC, JPMorgan Chase Bank, N.A and Key Bank National Association. As of the effective date of the Amendment, the aggregate amount of the Lenders’ Revolving Commitments is $347,500,000.

The foregoing description of certain provisions of the Amendment and the underlying Credit Agreement do not purport to be complete and is qualified in its entirety by the full text of the Credit Agreement and the Amendment, which will be filed as an exhibit to the Company’s next Annual Report on Form 10-K.

Item 1.02.	Termination of a Material Definitive Agreement.

On December 14, 2020 (the “Redemption Date”), SHH redeemed in full all of the $770,000,000 aggregate principal amount of its outstanding Senior Secured Second Lien Floating Rate Notes due 2027 (the “Notes”) at a redemption price equal to 102.000% of the principal amount of the Notes, plus accrued and unpaid interest to, but not including, the Redemption Date of $14,437,500 (the “Redemption Payment”). The total Redemption Payment for the Notes was $799,837,500.

The Notes were issued pursuant to an indenture, dated December 13, 2019, among SHH, the Company, the intermediate parents and subsidiary note parties party thereto (the “Notes Guarantors”) and Wilmington Trust, National Association, as trustee (as amended, the “Indenture”). Following the deposit of the Redemption Payment, the Indenture and the related security documents were satisfied and discharged in accordance with the terms of the Indenture. As a result of the satisfaction and discharge of the Indenture and the release of all of the liens on the collateral securing the Notes, the Company, SHH and the Notes Guarantors have been released from their obligations with respect to the Indenture, the related security documents and the Notes, except with respect to those provisions of the Indenture that, by their terms, survive the satisfaction and discharge of the Indenture.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 of this Current Report on Form 8-K above is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On December 18, 2020, the Company issued a press release (the “Press Release”) announcing entry into the Amendment. A copy of the Press Release is filed as Exhibit 99.1 and is incorporated herein by reference.

The information in this Item 7.01, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to liability under that section, and shall not be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, unless expressly incorporated by specific reference in such filing.

Item 8.01	Other Events.

Because the Company has not previously filed a proxy statement or held an annual meeting of stockholders since becoming a publicly traded company, the Company is disclosing deadlines for certain notices under SEC rules and its amended and restated bylaws in connection with its 2021 annual meeting of stockholders, which the Company intends to hold on May 27, 2021.

To be considered timely, a proposal submitted for inclusion in the Company’s 2021 annual meeting proxy materials pursuant to Rule 14a-8 under the Exchange Act must be submitted to the Company’s principal executive office, to the attention of the corporate secretary, and received on or before January 8, 2021.

To be considered timely under the Company’s amended and restated bylaws, notice of a nomination for election to the board or notice of a proposal or other business submitted other than pursuant to Rule 14a-8 must be received by the corporate secretary at the Company’s principal executive office no earlier than the open of business on January 28, 2021 and no later than the close of business on February 26, 2021.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Press Release, dated December 18, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sotera Health Company (Registrant)

Date: December 18, 2020	By:	/s/ Matthew J. Klaben
Matthew J. Klaben
Senior Vice President, General Counsel and Secretary